Prospectus Supplement No. 6	Filed Pursuant to Rule 424(b)(3)
(To Post-Effective Amendment No. 1 to	Registration No. 333-190679
Registration Statement on Form S-1 Dated May 12, 2014)

Community Financial Shares, Inc.

Up to 1,622,100 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 1,622,100 shares of common stock of Community Financial Shares, Inc., a Maryland corporation (the “Company”), by the selling stockholders named in the prospectus (the “Prospectus”) included in Registration Statement No. 333-190679. You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supersedes or supplements the information contained in the Prospectus.

This prospectus supplement includes the disclosure under “Item 5.07: Submission of Matters to a Vote of Security Holders” in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2015 (the “Form 8-K”). The text of the Form 8-K is attached hereto.

Investing in our common stock involves risks, including the possible loss of principal. See “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 3, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

______________________________

Date of Report (Date of earliest event reported): January 29, 2015

COMMUNITY FINANCIAL SHARES, INC.

(Exact name of registrant as specified in charter)

Maryland	0-51296	36-4387843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Roosevelt Road, Glen Ellyn, Illinois 60137

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (630) 545-0900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

The 2014 annual meeting of shareholders of Community Financial Shares, Inc. (the “Company”) was held on January 29, 2015. The final results for each of the matters submitted to a vote of shareholders at the annual meeting are set forth below. The following results reflect the aggregate vote by the holders of the Company’s common stock and Series C Convertible Noncumulative Perpetual Preferred Stock (the “Series C Preferred Stock”), on a fully converted basis, on each proposal. Each share of Series C Preferred Stock is convertible into 100 shares of common stock and was therefore entitled to 100 votes on each matter to be submitted to a vote of stockholders at the annual meeting.

1.	The following individuals were elected as directors of the Company, to serve for one year terms or until their successors are elected and qualified, by the following vote:

NAME	FOR	WITHHELD	BROKER NON-VOTES
Penny A. Belke, DDS	12,922,809	67,469	2,287,967
Raymond A. Dieter, MD	12,928,781	61,497	2,287,967
Christopher M. Hurst	12,943,465	46,813	2,287,967
Mary Beth Moran	12,940,705	49,573	2,287,967
John M. Mulherin	12,383,203	607,075	2,287,967
Daniel A. Strauss	12,943,465	46,813	2,287,967
Philip J. Timyan	12,380,721	609,557	2,287,967
Donald H. Wilson	12,837,963	152,315	2,287,967

2.	The appointment of BKD LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 was ratified by shareholders by the following vote:

FOR	AGAINST	ABSTENTIONS	BROKER NON-VOTES
15,265,490	11,372	1,383	—

3.	An advisory vote taken on the resolution to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement was approved by shareholders by the following vote:

FOR	AGAINST	ABSTENTIONS	BROKER NON-VOTES
12,245,407	729,961	14,910	2,287,967

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FINANCIAL SHARES, INC.

/s/ Donald H. Wilson
Donald H. Wilson
President and Chief Executive Officer

Date: February 2, 2015